Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

    NEWS RELEASE

LOEWS CORPORATION REPORTS
NET INCOME OF $269 MILLION FOR THE SECOND QUARTER OF 2013

NEW YORK, July 29, 2013—Loews Corporation (NYSE:L) today reported net income for the 2013 second quarter of $269 million, or $0.69 per share, compared to $56 million, or $0.14 per share, in the 2012 second quarter. Net income for the second quarter of 2012 includes an after tax non-cash impairment charge of $142 million at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties. Excluding this impairment charge, net income (non-GAAP) for the second quarter of 2012 was $198 million.

Net income for the six months ended June 30, 2013 was $511 million, or $1.31 per share as compared to $423 million, or $1.06 per share in the prior year period. Net income for the six months ended June 30, 2013 and 2012 includes after tax non-cash ceiling test impairment charges of $92 million and $170 million at HighMount. Excluding these non-cash impairment charges, net income (non-GAAP) for the six months ended June 30, 2013 and 2012 was $603 million and $593 million.

Book value per share excluding Accumulated other comprehensive income (AOCI) increased to $49.26 at June 30, 2013 from $47.42 at June 30, 2012 and $47.94 at December 31, 2012.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2013	2012	2013	2012

Income before net investment gains (losses) and impairment charges	$277	$186	$597	$562
Non-cash ceiling test impairment charges		(142)	(92)	(170)
Net investment gains (losses)	(8)	12	6	31
Net income attributable to Loews Corporation	$269	$56	$511	$423

Net income per share	$0.69	$0.14	$1.31	$1.06

	June 30,		Year Ended
	2013	2012	December 31, 2012

Book value per share	$49.36	$49.31	$49.67
Book value per share (excluding AOCI)	49.26	47.42	47.94

Three Months Ended June 30, 2013 Compared to 2012

Income before net investment gains (losses) and impairment charges increased in 2013 as compared to 2012. This increase is primarily due to higher earnings at CNA and improved investment income at the parent company. These increases were partially offset by lower earnings at Diamond Offshore Drilling, Inc.

CNA’s earnings increased primarily from higher net investment income due to increased limited partnership results and improved non-catastrophe current accident year underwriting results. These increases were partially offset by lower favorable net prior year development and reduced results from the Life & Group Non-Core segment as a result of unfavorable morbidity in the long term care business.

Diamond Offshore’s earnings decreased primarily as a result of a prior year gain of $23 million (after tax and noncontrolling interests) from the sale of five jack-up rigs partially offset by higher dayrates and utilization as well as lower contract drilling expense in 2013, primarily reflecting reduced mobilization costs.

Six Months Ended June 30, 2013 Compared to 2012

Income before net investment gains and impairment charges increased in 2013 as compared to 2012. The increase is primarily due to the reasons discussed in the three month comparison above for CNA and the parent company. Diamond Offshore’s earnings decreased primarily as a result of a prior year gain of $32 million (after tax and noncontrolling interests) from the sale of six jack-up rigs and lower utilization in 2013 partially offset by higher dayrates.

SHARE REPURCHASES

At June 30, 2013, there were 388.0 million shares of Loews common stock outstanding. During the three and six months ended June 30, 2013, the Company purchased 1.9 million and 4.0 million shares of its common stock at an aggregate cost of $85 million and $177 million. From July 1, 2013 to July 25, 2013, the Company repurchased an additional 0.8 million shares of its common stock at an aggregate cost of $37 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. ET, today. A live webcast of the call will be available online at the Loews Corporation website at www.loews.com. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 11582722. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. ET, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 427-9376, or for international callers, (719) 457-2645. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 515-2908 or for international callers, (617) 399-5122. The conference ID number is 64121897. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Diamond Offshore was held on Thursday, July 25, 2013. An online replay is available on Diamond Offshore’s website at www.diamondoffshore.com.

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 53% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.loews.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
(In millions)	Three Months		Six Months
	2013	2012	2013	2012
Revenues:
CNA Financial	$2,507	$2,224	$4,986	$4,593
Diamond Offshore (a)	760	793	1,492	1,589
Boardwalk Pipeline	304	277	633	591
HighMount	66	69	134	145
Loews Hotels	101	94	195	174
Investment income (loss) and other	1	(89)	9	(12)
	3,739	3,368	7,449	7,080
Investment gains (losses):
CNA Financial	(14)	22	10	54
Corporate and other		(2)		(2)
	(14)	20	10	52
Total	$3,725	$3,388	$7,459	$7,132

Income (Loss) Before Income Tax:
CNA Financial	$292	$211	$632	$545
Diamond Offshore (a)	257	246	462	498
Boardwalk Pipeline	67	66	166	158
HighMount
Operations	9	5	15	15
Ceiling test impairment charge		(222)	(145)	(266)
Loews Hotels	2	11	2	18
Investment income (loss), net	1	(85)	8	(9)
Other (b)	(33)	(38)	(57)	(56)
	595	194	1,083	903
Investment gains (losses):
CNA Financial	(14)	22	10	54
Corporate and other		(2)		(2)
	(14)	20	10	52
Total	$581	$214	$1,093	$955

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$183	$138	$395	$345
Diamond Offshore (a)	87	94	169	181
Boardwalk Pipeline (c)	22	25	55	60
HighMount
Operations	5	3	9	9
Ceiling test impairment charge		(142)	(92)	(170)
Loews Hotels	1	6	1	10
Investment income (loss), net	1	(56)	6	(6)
Other (b)	(22)	(24)	(38)	(37)
	277	44	505	392
Investment gains (losses):
CNA Financial	(8)	13	6	32
Corporate and other		(1)		(1)
	(8)	12	6	31
Net income attributable to Loews Corporation	$269	$56	$511	$423

(a)
Includes a $51 million gain ($23 million after tax and noncontrolling interests) and a $76 million gain ($32 million after tax and noncontrolling interests) for the three and six months ended June 30, 2012 related to the sale of jack-up rigs.

(b)	Consists primarily of corporate interest expense and other unallocated expenses.
(c)	Represents a 54.3% , 61.2%, 54.9% and 61.5% ownership interest in Boardwalk Pipeline for the respective periods.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
(In millions, except per share data)	Three Months		Six Months
	2013	2012	2013	2012
Revenues:
Insurance premiums	$1,800	$1,668	$3,564	$3,317
Net investment income	579	386	1,220	1,112
Investment gains (losses)	(14)	20	10	52
Contract drilling revenues	745	726	1,445	1,481
Other	615	588	1,220	1,170
Total	3,725	3,388	7,459	7,132

Expenses:
Insurance claims & policyholders’ benefits	1,521	1,348	2,950	2,729
Contract drilling expenses	369	405	744	802
Other (a)	1,254	1,421	2,672	2,646
Total	3,144	3,174	6,366	6,177

Income before income tax	581	214	1,093	955
Income tax expense	(169)	(16)	(283)	(238)

Net income	412	198	810	717
Amounts attributable to noncontrolling interests	(143)	(142)	(299)	(294)
Net income attributable to Loews Corporation	$269	$56	$511	$423

Diluted income per share attributable to Loews
Corporation	$0.69	$0.14	$1.31	$1.06

Weighted diluted number of shares	389.62	397.13	390.88	397.30

(a)
Includes non-cash impairment charges of $222 million ($142 million after tax) for the three months ended June 30, 2012 and $145 million and $266 million ($92 million and $170 million after tax) for the six months ended June 30, 2013 and 2012 related to the carrying value of HighMount's natural gas and oil properties.